Exhibit 10.18

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made by and between Barracuda Networks, Inc., a Delaware corporation (the “Company”) and the undersigned individual (the “Employee”), effective as of April 13, 2012.

RECITALS

A. Reference is hereby made to the Stand-Alone Restricted Stock Unit Agreement by and between the Company and the Employee, dated as of March 1, 2009 (the “RSU Agreement”).

B. Whereas in connection with the waiver of certain terms in the RSU Agreement, the Employee will become entitled to receive certain payments of shares pursuant to the terms of RSU Agreement (the “Shares”).

C. Whereas, the parties desire to enter into this agreement to provide mutual assurances that the Employee will be free from undue concern for claims for damages arising out of or related to the Employee’s Shares that he received as an officer of the Company and will be indemnified for certain claims or losses relating the Shares, if applicable.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows, and in consideration for the Shares:

1. Indemnification by Company. The Company hereby agrees to indemnify and hold harmless the Employee from and against any and all income, payroll, withholding and other taxes and any and all penalties and interest resulting from a determination by an Internal Revenue Service audit or any court or other applicable governmental entity relating to the taxation or tax reporting of the Shares.

2. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of the Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

3. Modification and Waiver. No supplement, modification, waiver or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

4. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) if delivered by hand and receipted for by the party addressee or (b) on the third business day after the mailing date. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

5. Counterparts; Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument. This Agreement shall be governed exclusively by and construed according to the laws of the State of California without reference to principles of conflict of laws.

THE COMPANY:

BARRACUDA NETWORKS, INC.

Date: April 13, 2013	By:	/s/ Michael Perone
	Name:	Michael Perone
	Title:	CMO & EVP

Address:
3175 Winchester Blvd
Campbell, California 95008

EMPLOYEE:

Date: April 13, 2013	/s/ David Faugno
David Faugno

Address: